UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported):	April 28, 2008

PROXIM WIRELESS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-29053	04-2751645
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

2115 O’Nel Drive, San Jose, CA	95131
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code:	(408) 731-2700

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

New Headquarters Lease

On April 28, 2008, Proxim Wireless Corporation received the countersigned signature pages to a Lease and a First Addendum to Lease, both dated April 15, 2008, from OA Oakcreek, LLC, the landlord under that lease agreement.

Pursuant to that agreement, Proxim will lease a building of approximately 44,815 square feet located in Milpitas, California.  Proxim expects to use that facility for its headquarters accommodating senior management, administration, finance, marketing, manufacturing, sales, and research and development personnel.  The lease of Proxim’s current headquarters facility expires in June 2008.  The new lease agreement contains provisions that Proxim believes generally are customary for commercial leases in Silicon Valley, California, including the following:

•
The term of the lease is 63 months with a target commencement date of July 1, 2008 (subject to completion of improvements and Proxim’s right to begin to occupy the building earlier if construction permits);

•
Base rent per month is $0 for the first 3 months, $56,019.00 for months 4 through 12, $57,699.57 for months 13 through 24, $59,430.56 for months 25 through 36, $61,213.47 for months 37 through 48, $63,049.88 for months 49 through 60, and $64,941.37 for months 61 through 63;

•	Proxim must also pay operating expenses, maintenance expenses, pro-rated capital improvement expenses, management fees, and real estate taxes under the lease; and

•
Proxim is required to make a $250,000 security deposit either in cash or by letter of credit (subject to potential reduction in amount upon Proxim achieving two consecutive quarters of positive net income).

The foregoing description of the lease agreement between Proxim and OA Oakcreek, LLC does not purport to be complete and is qualified in its entirety by the terms and conditions of the Lease and First Addendum thereto, a copy of which is filed as Exhibit 10.1 to this Form 8-K and is incorporated by reference.

Item 9.01  Financial Statements and Exhibits.

(d)           Exhibits

See Exhibit Index.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROXIM WIRELESS CORPORATION

Dated: May 1, 2008	By:	/s/ David L. Renauld
David L. Renauld
Vice President

EXHIBIT INDEX

Number	Title

10.1	Lease dated April 15, 2008 by and between OA Oakcreek, LLC and Proxim Wireless Corporation together with First Addendum to Lease also dated April 15, 2008

3